EXHIBIT 107

Calculation of Filing Fee Tables
Form S-8
(Form Type)

First Seacoast Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share	457(c) and 457(h)	517,381	$10.00	$5,173,810	0.00011020	$570.15
Other	Participation Interests	Other	(2)	̶	̶	̶	(4)
Total Offering Amounts					$5,173,810		$570.15
Total Fee Offsets							$0.00
Net Fee Due							$570.15
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(1)
This registration statement relates to 517,381 shares of common stock of First Seacoast Bancorp, Inc. that may be purchased with employee contributions to the First Seacoast Bank 401(k) Plan (the “Plan”).

(2)
Pursuant to 17 C.F.R. Section 230.416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of participation interests to be offered or sold pursuant to the Plan.

(3)	Determined pursuant 17 C.F.R. Sections 230.457(h)(1) and 230.457(c) of the Securities Act.
(4)	Pursuant to 17 C.F.R. Section 230.457(h)(2) of the Securities Act, no registration fee is required to be paid.